Exhibit 10.1
SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”), dated as of July 1, 2021, is entered into by and among HC2 Holdings, Inc., a Delaware corporation (the “Company”), Continental General Holdings LLC, a Michigan limited liability company (“Purchaser”), Continental General Insurance Company, a Texas domiciled life and health insurance company (“CGIC” and together with the Purchaser, the “Stockholders”).
W I T N E S S E T H:
WHEREAS, HC2 Holdings 2, Inc. (“Seller”), Continental Insurance Group, Ltd., a Delaware corporation (“CIG”), and Purchaser have entered into a Stock Purchase Agreement, dated as of March 26, 2021 (the “Stock Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Seller will sell to Purchaser, and Purchaser will purchase from Seller, all of the issued and outstanding shares of capital stock of CIG as of the Closing;
WHEREAS, as of the date hereof, each Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) and is entitled to vote and dispose of the number of shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of the Company set forth on Schedule I (with respect to such Stockholder and until disposed of by such Stockholder in accordance with Section 2.03, the “Owned Stock” and, together with any additional Preferred Stock of which such Stockholder becomes the “beneficial owner” after the date hereof and during the term of this Agreement, the “Subject Stock”); and
WHEREAS, in connection with the Stock Purchase Agreement, the Company and each Stockholder desire to enter into this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS AND TERMS
Section 1.01    Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Stock Purchase Agreement.
Section 1.02    Interpretation.
(a)    As used in this Agreement, references to the following terms have the meanings indicated:

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(i)    to the Preamble or to the Recitals, Sections, Articles or Schedules are to the Preamble or a Recital, Section or Article of, or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;
(ii)    to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented, restated or replaced from time to time;
(iii)    to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;
(iv)    to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;
(v)    to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;
(vi)    to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;
(vii)    to the “date of this Agreement,” “the date hereof” and words of similar import refer to July 1, 2021; and
(viii)    to “this Agreement” include the Schedule to this Agreement.
(b)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The word “shall” shall be construed to have the same meaning and effect as the word “will”, unless the context otherwise requires.
(c)    Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”
(d)    The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)    References to a “party” hereto means the Company, Purchaser or CGIC and references to “parties” hereto means the Company, Purchaser and CGIC unless the context otherwise requires.
(f)    References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(g)    The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(h)    No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
(i)    All capitalized terms used without definition in the Schedule to this Agreement shall have the meanings ascribed to such terms in this Agreement.
ARTICLE II

COVENANTS OF STOCKHOLDERS
Section 2.01    Agreement to Vote.
(a)    Each Stockholder irrevocably and unconditionally agrees during the term of this Agreement, that such Stockholder will (i) cause all of the Subject Stock that such Stockholder or any of its controlled Affiliates (and direct each of its other Affiliates with respect to all of the Subject Stock that each such other Affiliate) has the right to vote (or to direct the vote of), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof (a “Company Stockholders Meeting”) and (ii) in connection with any solicitation of written consents from stockholders of the Company, to consent in connection with any action by written consent in lieu of a meeting, in the case of each of clauses (i) and (ii): (A) in favor of each director nominated and recommended by the Board of Directors of the Company (the “Board of Directors”) for election, (B) against any stockholder nominations for directors that are not approved and recommended by the Board of Directors, (C) against any proposals or resolutions to remove any member of the Board of Directors, unless otherwise approved and recommended by the Board of Directors, and (D) in accordance with recommendations by the Board of Directors on all other proposals or business; provided, however, that such Stockholder shall not participate in or deliver any written consent in connection with any solicitation of written consents of the stockholders of the Company unless expressly requested to do so in writing by the Board of the Directors.
(b)    Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of any Subject Stock. All rights,

ownership and economic benefits of and relating to the Subject Stock shall remain vested in and belong to the Stockholders.
Section 2.02    Irrevocable Proxy. Each Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and re-substitution, to vote such Stockholder’s Subject Stock at any Company Stockholders Meeting or act by written consent, in each case as provided in Section 2.01; provided, that in the case of a vote at any Company Stockholders Meeting, this proxy and power of attorney granted by such Stockholder shall be effective if, and only if, such Stockholder has not delivered to the Company at least five (5) Business Days prior to a Company Stockholders Meeting, a duly executed proxy card voting such Stockholder’s Subject Stock in accordance with the recommendation of the Board of Directors with respect to each proposal or nomination presented at such Company Stockholders Meeting. This proxy and power of attorney is given by such Stockholder to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary, required or advisable to effectuate the intent and purposes of this proxy and power of attorney. The proxy and power of attorney granted by each Stockholder shall (w) be irrevocable, (x) be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and power of attorney, (y) revoke any and all prior proxies and powers of attorney granted by such Stockholder with respect to any of its Subject Stock and (z) terminate upon the termination of this Agreement pursuant to Section 5.01. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of any Stockholder.
Section 2.03    Transfer and Other Restrictions. Each Stockholder shall not, directly or indirectly, (a) sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Subject Stock to any Person (other than to any Affiliate of such Stockholder; provided that the applicable transferee executes a joinder hereto that is reasonably satisfactory to the Company), (b) enter into any voting agreement, understanding or arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney with respect to any Subject Stock that would, or would reasonably be expected to, restrict or interfere with such Stockholder’s obligations pursuant to this Agreement or (c) enter into any other agreement, understanding or arrangement, or commit or agree to take any other action, that would, or would reasonably be expected to, restrict or interfere with such Stockholder’s obligations pursuant to this Agreement.
Section 2.04    Stock Dividends, etc. If following the date of this Agreement, the issued and outstanding Preferred Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Owned Stock” and “Subject Stock” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER
Each Stockholder hereby represents and warrants, severally and not jointly, to the Company that:
Section 3.01    Organization and Authority. Each Stockholder (a) is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and (b) has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
Section 3.02    Ownership of Owned Stock. Such Stockholder is the beneficial owner of the Owned Stock, free and clear of all Liens, except for any Liens created by this Agreement or those imposed by applicable securities and insurance Laws. As of the date of this Agreement, the Stockholder does not beneficially own (within the meaning of Section 13 of the Exchange Act) any Preferred Stock other than the Owned Stock. Such Stockholder has the sole right to vote the Owned Stock, and, except as contemplated by this Agreement, none of the Owned Stock are subject to any voting trust or other agreement with respect to the voting of the Owned Stock. Such Stockholder has the sole right to dispose of the Owned Stock with no restrictions, subject to applicable securities Laws on its rights of disposition of the Owned Stock. As of the date of this Agreement, except as contemplated by this Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer or cause to be Transferred any Owned Stock or otherwise relating to the Transfer of any Owned Stock and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Stock.
Section 3.03    Binding Effect.
(a)    The execution and delivery of this Agreement by such Stockholder, the performance by of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly and validly approved by all requisite corporate or limited liability company action on the part of such Stockholder and no additional corporate or limited liability company proceedings on the part of such Stockholder or any of its Affiliates or any of their respective stockholders are necessary to approve or authorize, as applicable, this Agreement, the performance of such Stockholder’s obligations hereunder or the consummation of the transactions contemplated hereby.
(b)    This Agreement has been duly executed and delivered by such Stockholder. Assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (the “Bankruptcy and Equity Exceptions”).

Section 3.04    No Conflicts; Governmental Approvals.
(a)    The execution, delivery and performance of this Agreement by such Stockholder do not, and the consummation of the transactions contemplated hereby do not and will not, (i) conflict with or violate any provision of the organizational documents of such Stockholder, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 3.04(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.03(a), conflict with or violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which such Stockholder is entitled under, any Contract to which such Stockholder is a party or by which such Stockholder, or any property or asset of such Stockholder, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of such Stockholder, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Stockholder to perform its obligations hereunder.
(b)    The execution, delivery and performance of this Agreement by such Stockholder do not, and the consummation of the transactions contemplated hereby do not and will not, require any consent, approval, authorization or waiver from any Governmental Authority, except for consents, approvals, authorizations and waivers contemplated by the Stock Purchase Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Stockholders that:
Section 4.01    Organization and Authority. The Company (a) is a duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
Section 4.02    Binding Effect.
(a)    The execution and delivery of this Agreement by the Company, the performance by of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly and validly approved by all requisite corporate action on the part of the Company and no additional corporate proceedings on the part of the Company or any of its Affiliates or any of their respective stockholders are necessary to approve or authorize, as applicable, this

Agreement, the performance of the Company’s obligations hereunder or the consummation of the transactions contemplated hereby.
(b)    This Agreement has been duly executed and delivered by the Company. Assuming the due authorization, execution and delivery by the Stockholders, this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
Section 4.03    No Conflicts; Governmental Approvals.
(a)    The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby do not and will not, (i) conflict with or violate any provision of the organizational documents of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 3.04(a), conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company is entitled under, any Contract to which the Company is a party or by which the Company, or any property or asset of the Company, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of such Stockholder, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder.
(b)    The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby do not and will not, require any consent, approval, authorization or waiver from any Governmental Authority, except for consents, approvals, authorizations and waivers contemplated by the Stock Purchase Agreement.
ARTICLE V

TERMINATION, AMENDMENT AND WAIVER
Section 5.01    Termination. This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, without further action by any party hereto, with respect to any Stockholder, on the later to occur of (a) the one (1) year anniversary of the date hereof and (b) July 1, 2022, or sooner upon the mutual written agreement of such Stockholder and the Company.
Section 5.02    Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or the applicable Stockholders, except that the provisions of this Section 5.02 and Article VI shall survive termination.
Section 5.03    Amendment; Waiver. Subject to Section 5.01, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, (a) in the case of an amendment, by the parties, or (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
ARTICLE VI

GENERAL PROVISIONS
Section 6.01    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.
Section 6.02    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (provided that no “error message” or other notification of non-delivery is generated) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):
if to the Company, to:
HC2 Holdings, Inc.
295 Madison Avenue, 12th Floor
New York, NY 10017
Email:        legal@hc2.com
Attention:    Joseph A. Ferraro
with a copy (which shall not constitute notice to the Company for the purposes of this Section 6.02) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Email:        Todd.Freed@skadden.com
        Jon.Hlafter@skadden.com
Attention:    Todd E. Freed
        Jon A. Hlafter

if to a Stockholder, to:
To them at the address, facsimile number and email address set forth opposite such Stockholder’s name on Schedule I.
Section 6.03    Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be, directly or indirectly, assigned, delegated, sublicensed or transferred by any party, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other party, and any attempted or purported assignment in violation of this Section 6.03 will be null and void; provided, however, that this Agreement may be, directly or indirectly, assigned, delegated, sublicensed or transferred by the Company, in whole or in part, to the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors, administrators and permitted assigns.
Section 6.04    No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, privileges, benefits, remedies, obligations or liabilities upon any Person, other than the parties and their respective successors, administrators and permitted assigns.
Section 6.05    Governing Law; Submission to Jurisdiction.
(a)    This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of New York without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
(b)    Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the federal courts of the United States located in the Southern District of the State of New York or, if such courts do not have jurisdiction, the state courts of the State of New York sitting in the Borough of Manhattan (“New York Courts”) in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the New York Courts, (ii) waives, to the fullest extent permitted by Law, (x) any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the New York Courts, including any objection based on its place of incorporation or domicile and (y) the defense of an inconvenient forum to the maintenance of such Action in any such court and (iii) agrees that a final and non-appealable judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 6.02 or in any other manner permitted by Law.
Section 6.06    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 6.06. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 6.07    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties agree that (a) by seeking any remedy provided for in this Section 6.07, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 6.07 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 6.07 before exercising any other right under this Agreement.
Section 6.08    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 6.09    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
Section 6.10    Public Disclosure. The parties shall agree on the form and content of any initial press release and, except with the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue any other press release or other public statement or public communication with respect to this Agreement or the transactions contemplated hereby; provided that the parties may, without the prior written consent of the other party, make such public statement or issue such public communication (a) as may be required by Law, any Governmental Authority or the rules or regulations of any stock exchange or interdealer quotation service; provided, however, that, to the extent permitted by Law and practicable under the circumstances, the issuing party shall give the other party reasonable advance notice of any such disclosure and a reasonable opportunity to review and comment thereon prior to such public statement or communication being made, or (b) to enforce its rights or remedies under this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
HC2 HOLDINGS, INC.
By:    /s/ Michael J. Sena
    Name:     Michael J. Sena
    Title:     Chief Financial Officer
[Signature Page to the Support Agreement]

CONTINENTAL GENERAL HOLDINGS LLC
By:    /s/ Michael Gorzynski
    Name:     Michael Gorzynski
    Title:     Chief Executive Officer
[Signature Page to the Support Agreement]

CONTINENTAL GENERAL INSURANCE COMPANY
By:    /s/ David Ramsey
    Name:     David Ramsey
    Title:     President & CEO

[Signature Page to the Support Agreement]

SCHEDULE I

Stockholder	Number of Preferred Stock	Address
Continental General Holdings LLC	0	c/o MG Capital Management Ltd. 595 Madison Avenue, 29th Floor New York, NY 10022 Email:mike@mgcapitalpartners.com Attention: Michael Gorzynski
Continental General Insurance Company	6,125 Series A 10,000 Series A-2	c/o MG Capital Management Ltd. 595 Madison Avenue, 29th Floor New York, NY 10022 Email:mike@mgcapitalpartners.com Attention: Michael Gorzynski